EXHIBIT 99.1

LifeLock Adds Marketing Leader Gary Briggs to Board of Directors

Facebook Chief Marketing Officer Brings Deep Technology and Consumer Experience

Tempe, Ariz. - August 12, 2013 - LifeLock (NYSE: LOCK) today announced the appointment of Gary Briggs to the LifeLock Board of Directors. Briggs brings breadth and depth of marketing expertise for high growth businesses with premier brands. Briggs was recently appointed Chief Marketing Officer at Facebook. Prior to joining Facebook, Briggs served as an advisor to the CEO of Motorola Mobility, a subsidiary of Google, Inc.

“LifeLock delivers market leading consumer protection powered by innovative science, technology and analytics, and it is important to have the perspective of top technology leaders,” said LifeLock CEO Todd Davis. “We believe that Gary’s marketing experience and industry leadership will provide LifeLock with important insights that will further fuel our momentum.”

After Google’s acquisition of Motorola Mobility, Briggs served as Senior Vice President, overseeing all aspects of product and regional marketing, consumer research, communications, eCommerce and the Motorola Mobility brand and advertising. Previously he was Google’s vice president of Consumer Marketing, overseeing Google’s marketing efforts for search, commerce, Google+, Google.org, and the Google brand. Briggs has held previous roles with eBay, Pepsi and IBM.

About LifeLock

LifeLock, Inc. (LOCK) is a leading provider of proactive identity theft protection services for consumers and identity risk and credit worthiness assessment services for enterprises. Leveraging unique data, science and patented technology from ID Analytics, Inc., a wholly-owned subsidiary, LifeLock gains a comprehensive perspective into identity risk to best protect consumers. As part of its commitment to fighting identity theft, LifeLock regularly works with law enforcement officials to better understand identity theft threats and trends.

Media Contact:

Scott Love

Schwartz MSL

lifelock@schwartzmsl.com

(781) 684-0770

LifeLock Contact:

Tami Nealy

Senior Director, Corporate Communications

Media@lifelock.com

(480) 457-2127